Exhibit 10.57
Contract Number: 20151023CUCONS
Contract Date: 11/02/2015

Purchase Contract

CDII MINERALS. INC., hereby agrees to sell, and
hereby agrees to purchase the following material on the following specific terms and conditions:

1.	Material and Quality
Copper concentrate with the following typical analysis:
Cu: ≥ 35% (Reject below 20%) In DMT
Moisture:10% max
As: 0.50% max
Pb: 6% max
F: 0.10% max
Cd:0.05% max
Hg:0.01% max
S:15% min
Size: 5mm max

2.	Quantity and Origin
Quantity: 10,000wmt +/-10%, (ten thouands wet metric tons plus/minus ten percent) per month. 240,000 wet metric tons over 24 months

Origin: Chile, Peru, and Bolivia

3.	Packing
In 1.5MT or 2MT big bags in containers.

4.	Shipment
Seller shall ship the cargo within 15 working days after the receipt of the cash deposit from Buyer.
Partial shipments are allowed.
Seller agrees to pay the extra costs generated by Partial shipment in discharge port based on formal invoice ;
Transhipment is allowed.

5.	Delivery

The cargo shall be delivered CIF CY (Incoterms 2000), Zhapu Port, China
All Terminal Handling Costs at discharge port are for the Buyer’s account.

6.	Price
Copper (Cu):
For 20% deposit part : Pay 81.5% of the final copper content at LME Cash Settlement quotation over the Q/P ;
For 80% balance part :Pay 82% of the final copper content at LME Cash Settlement quotation over the Q/P ;

Buyer has the right to reject the cargo or renegotiate with the Seller if copper content is less than 20%.

Silver:

Payment for silver shall be as per the below scale:
There will not be apayment if the silver content if the content is less than or equal to 30 (thirty) g/dmt.

If the final silver content is above 30 (thirty) g/dmt, payment of the final silver content of the Concentrate(subject to a minimum deduction of 30 grs/dmt) will be paid at the London spot quotation price for silver, as published in the Metal Bulletin in London in cents and averaged over the quotational period.( http://www.lbma.org.uk/pages/index.cfm)

Gold

Payment for gold shall be as per the below scale:
No payment if the final gold content is below 1 (one) g/dmt.

If the final gold content is equal to or above 1 (one) g/dmt, payment of the final gold content of the Concentrate (subject to a minimum deduction of 1grs/dmt)at the mean of the official London AM/PM quotation for gold, as published in the Metal Bulletin in London in cents and averaged over the quotational period.
(http://www.lbma.org.uk/pages/index.cfm)

Deductions (Processing Charge)

Silver:                           US$ 0.30 (US$ zero point three zero) per payable troy ounce of silver.

Gold:                           US$ 4.00 (US$ four) per payable troy ounce of gold.

Reference to the example formula how to calculate the value of Gold and Silver:

GOLD:
1.7g/mt content , then the value is(1.7g-1g)*($1329.95MBPrice-$4)/31.103=$29.84/mt

SILVER:
76g/mt content, then the value is (76g-30g)*($22MBPrice-$0.3)/31.103=$32.09/mt
Q/P (quotational period):
6.B.1. The quotational period for Copper shall be the average price of two months of the LME after the date of the Bill of Lading
6.B.2. The quotational period for Silver and Gold shall be the average price of two months of the Metal Bulletin in London after the date of the Bill of Lading

7.	Payment
After signing the contract by both parties, the Buyer shall transmit a 20% cash deposit of the total amount of contract to the Seller within 3 working days. The Buyer will issue a 100% irrevocable and non-transferable, documentary L/C at sight for 80% of the total amount of the contract wihtin 3 working days after the date by Seller’s note of L/C issuing. Any charges of L/C amendment should be paid by failure party.
The total amount of the cash deposit is transmitted based on the LME price of the date when the  money was transmitted.
Calculation example: LME present price*35%*81.5%*(100Mt-Moisture)*20% ;
The total amount of the L/C is issued base on the LME price of the date when LC issued .
Calculation example: LME present price*35%*82%*(100Mt-Moisture)*80% ;
The rate of Moisture is assumed to be 5% for hypthetic purposes. The final rate of Moisture will be determined by The Inspection Report;
The provisional payment of  the L/C cashed out is based on the date when the LC was issued . The final price will be adjusted based on the Q/P and The Inspection Report .

7.1	PAYMENT TERMS:

98% (NINETY EIGHT PERCENT) shall be paid in the form of a provisional payment for 80% of the total value the total shipment amount in US Dollars against L/C, net cash, after the  B/L date, against Seller’s presentation of the following shipping documents:

1)	Full set (3originals/3 copies) original shipped on board ocean B/L made out to order, blank endorsed and marked “freight prepaid”, notifying applicant.

2)	Three originals of the provisional commercial invoice indicating L/C number and contract number issued by beneficiary.

3)	Three original packing list showing total gross, net and dry weight, and the total number of bags and total number of containers issued by beneficiary.

4)	Two original chemical assay certificate issued by Alex Stewart in Bolivia at the loading port, showing seal No., content of Cu, Pb, As. F, Cd, Hg, S, Au, Ag ;

5)	Two original weight certificate issued by Alex Stewart in Bolivia at the loading port showing moisture in percentage, net wet metric ton and net dry metric ton.

6)	One original certificate of Origin issued by benenficiary.

7)	Original certificate of insurance for 110% of the provisional CIF invoice value, indicating claims payable in China and showing Buyer as the beneficiary.

8)	Beneficiary’s declaration confirming shipment contains no solid wood material.

7.2 Final payment shall be carried out by the indebted party through Telegraphic Transfer (“ T/T”), against Seller’s final invoice promptly after all data becomes known.

If the final amount is less than the total amount of the previous payments , Seller should remit the difference amount to the Buyer within 5 working days after receiving the invoice from the Buyer.
If the final amount is more than the total amount of previous payments , Buyer should remit the difference amount to the Seller whin 5 working days after receiving the invoice from the Seller;
All issuing bank charges are for Buyer’s account.
All advising/negotiating bank charges are for Seller’s account.

8.	Weighing, Sampling and Moisture determination

8.1  In accordance with standard international practices, Weight determination will be determined by scale weight at the discharge port with costs for Buyer’s account by CIQ/CCIC. Weight and moisture taken here shall govern as final. Assays shall be exchanged for determination of final quality The Seller has the right to be present at these operations by a surveyor or representative, acting in name and on behalf of the Seller at its own expense. The sample lot size shall be approximately per 22.50 WMT and each lot shall form a separate and complete delivery for the purposes of settlement of weight and moisture content. The results obtained shall be final and binding on both parties. Representative samples shall be taken from each lot with the following distribution:

	one set of sealed samples for Buyer
	one set of sealed samples for Seller
	one set of sealed samples to be kept in CCIC/CIQ for umpire purposes.

8.2  When the cargo is stowed/packed into containers at the loading port, they should be inspected by the surveyor of Alex Stewart in Bolivia. The surveyor shall carry out sampling in accordance with standard international practices, the sample lot size shall be approximately per  each 22.50 WMT and each lot shall form a separate and complete delivery for the purposes of provisional of weight and moisture content. The surveyor shall seal the containers right after sampling, and place seals on them. The operations including sampling and sealing shall be conducted by the surveyor personally. In the certificates issued  by Alex Stewart in Bolivia, the words with meaning or indication such as “The result is just for the sent samples” or “We are not responsibilefor the whole shipped cargo” or with similar meaning must not appear.

8.3  If the difference in percentage of Copper content between the loading and discharge port analysis made is more than 0.5% or if there exists a significant difference between the two side analysis in respect of anyone or more chemical contents other than Copper, the seller shall consult with the buyer to reconcile such differences. If after consultation between seller and buyer the difference cannot be reconciled then the fresh umpire samples shall be drawn at discharge port shall be analyzed by an umpire (third party/independent organization) agreed to by seller and buyer, and the results of such analysis shall be final for final settlement.
Expenses of such umpire analysis shall be borne by the party whose initial analysis shows a greater difference from the umpire analysis. If the Umpire analysis is the exact mean of the analysis of Seller and the analysis of CCIC/CIQ, then such expenses shall be equally borne by both parties.

The above operation shall be carried out for the Seller’s account at the loading port. Buyer’s representative(s) may, at the expense of Buyer, be present to monitor the process of sampling, weighting and shipment above.

9.	ASSAYS
Assays shall be made independently by each party and the results of such assay, shall be exchanged simultaneously on a date to be agreed upon in advance.

Both buyer and seller have to exchange the results within 45 days of sampling. If one
   Party fails to exchange in the scheduled time, the results of the other party will be considered final for settlement purposes.

Should the difference between the results of both parties be not more than :

Cu 0.3%                                                            Au           0.5g/mt                                                                Ag 30 gmt

then the exact mean of the two results shall be taken as the agreed assay for the purpose of final accounting. In the event of greater difference, an umpire assay shall be made by :

ALFRED H. KNIGHT INTERNATIONAL LTD
   Eccleston Grange
   Prescoat Road
   St Helens, Merseyside WA10 3BQ
   UNITED KINGDOM

ALEX STEWART (ASSAYERS) LTD
   Caddick Road
   Knowsley - Industrial Estate
   GB-Knowsley Merseyside L349 ER
   ENGLAND

acting in rotation sampled lot by sampled lot.

Should the umpire assay fall between the results of the other two parties or coincide with either, then the umpire assay shall be taken as the agreed assay.
Should the umpire assay fall outside of the exchanged results, the average assay result between the assay of the party which is nearer to the umpire assay combined the umpire assay shall be taken as the agreed assay.

The cost of the umpire assay shall be borne by the party whose result is further from the umpire's. This cost shall be borne equally by both parties when the umpire assay is the exact mean of the exchanged assays.

10.	Title and Risk
Title shall pass from the Seller to the Buyer upon the Seller's receipt of the provisional payment. Risk shall pass from the Seller to the Buyer upon delivery of material over the ships rails at the loading port.

11.	Insurance

   Seller shall arrange marine insurance in favour of Buyer, from an insurance company acceptable to the Buyer, covering the concentrate from the point of loading untill discharged at the receiving port, for 110% of the value finally established in accordance with this contract, on the following conditions:

         Institute Cargo Clauses (A);
         Institute Strikes Clauses (Cargo);
         Institute War Clauses (Cargo).

12.	Notices
All notices shall be made to the addresses of the parties set forth below or such subsequent address as any party may subsequently advise the other party in writing:

13.	Liabilities
In no event shall Seller or Buyer be liable for indirect or consequential damages or for specific performance.

14.	Choice of Law
The construction, validity and performance of the contract shall be governed by the contract law of the People’s Republic of China.

15.	Taxes, Duties, Charges and Commissions
If applicable, all duties, taxes, charges and commissions levied or assessed in the country of origin on the material and/or freight shall be for the Seller's account; and all similar levies or assessments in the country of destination shall be for the Buyer's account.

16.	Force Majeure
If the performance of any obligation (other than the obligation to pay for material) by any party to this Contract is hindered or prevented by reason of any of the following events, beyond the control of the parties:
Act of God, strike, fire, lockout, flood, war, insurrection, mob violence, lockout, combination of workmen, interference of Unions or Government, suspension of labour, accident, lack of transportation or delay en route or of any other cause whatsoever beyond the reasonable control of the Buyer or the Seller; this shall be hereinafter referred to as Force Majeure. Such notice shall set forth in reasonable detail the nature of the Force Majeure and the best estimate by the party claiming Force Majeure of the duration thereof. The party so affected shall not be liable to the other for damages on account thereof.  However, if the Seller has commenced loading of the material, or quotational period has commenced, neither the Buyer nor the Seller may declare Force Majeure.
Any event of Force Majeure so preventing or delaying the performance of any such obligation (other than the obligation to pay for material) shall entitle the party affected to suspend such performance during the time and to the extent of the Force Majeure, provided that the party affected shall inform the other promptly in writing or by telex or facsimile.
If the circumstances giving rise to a Force Majeure declaration continues for more than 60 consecutive days, the party not declaring Force Majeure shall have the right to renounce any further fulfilment of its obligations hereunder, with the exception of obligations which shall have accrued hereunder between the Buyer and the Seller.
Except by the written agreement of the Seller, this clause shall not apply to any material for which pricing has been established or vessel space has been booked or the Quotational Period is running or any advance payment has been made.

17.	Arbitration
All disputes in connection with this contract or the execution thereof shall be settled through friendly negotiation between two parties. If no settlement can be reached, the case shall then be submitted to China International Economic & Trade Arbitration Commission (“CIETAC”). The arbitration expenses shall be borne by the losing party unless otherwise awarded by the arbitration organization.

18.	Definitions
The following terms shall have the following meanings when used in this Contract:
1)	Wet metric ton or wmt means 2,204.62 pounds avoirdupois, natural state.
2)	Dry metric ton or dmt means 2,204.62 pounds avoirdupois, dry state.
3)	USD, $, Dollars and Cents means the lawful currency of the United States of America.
4)	LME means London Metal Exchange.
5)	Normal Office Hours means 9:00 - 17:00 EST on Monday through Friday for the Seller and 9:00 – 17:00 Beijing Time on Monday through Friday for the Buyer.
6)	London AM/PM Fix at LBMA means the Gold price published on the website of www.lbma.org.uk

19.	Waiver
No party shall be deemed to have waived any right, power or privilege under this agreement unless such waiver is in writing and duly executed by it. No failure or delay in exercising any right hereunder shall be deemed a waiver thereof by any party. No exercise or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or of any other right, power or privilege.

20.	Other Terms
1)	Where not in contradiction to the above, Incoterms 2000 plus latest amendments to apply.
2)	Any amendment or modification to this contract shall be made in writing and subject to confirmation by the contracting parties.
3)	This deal is to be kept strictly private and confidential. This contract shall be valid from the date when it is signed by both parties.

The Seller: Capital Resource Management Corporation
(Authorised signature and chop)

/s/ Capital Resource Management Corporation <Seal>

The Buyer: confidential info for business purpose
(Authorised signature and chop)

/s/ Buyer <Seal>